Exhibit 99.1

Kips Bay Medical Provides FDA Update and Reports Third Quarter 2012 Results

Minneapolis, MN, November 13, 2012 (BUSINESS WIRE)—Kips Bay Medical, Inc. (NASDAQ: KIPS) along with Manny Villafaña, its Founder, Chairman and CEO, provides an FDA update and announces financial results for its third quarter ended September 29, 2012.

FDA Update

On November 8, 2012, the Company announced that the United States Food and Drug Administration (“FDA”) has granted conditional approval of Kips Bay Medical’s Investigational Device Exemption (“IDE”) to include four U.S. study sites in the “eMESH I” clinical feasibility trial of its eSVS® Mesh.  The Company is currently working through the internal review and approval process with a number of leading cardiac centers in the United States.

The eMESH I clinical feasibility trial is a multi-center, randomized study of external saphenous vein support using Kips Bay Medical’s eSVS Mesh in CABG Surgery. The enrollment of patients for this study commenced in Bern, Switzerland on August 31, 2012.  The objective of this study is to demonstrate the initial safety and performance of the eSVS Mesh for use as an external saphenous vein graft support device during coronary artery bypass grafting (“CABG”) procedures sufficient to allow the FDA to approve an IDE for a pivotal study in the U.S. The Company expects to enroll up to 120 patients in the eMESH I trial, at eight European and four U.S. sites.

In its approval, the FDA indicated that it will allow a staged enrollment within the United States starting with five patients.  Kips Bay Medical will provide six-month follow-up angiogram data for five U.S. patients or, alternatively, a combination of 10 patients from inside and outside the United States, for the FDA to review prior to approving the remaining 35 U.S. patients initially requested by the Company.

In Europe, Kips Bay Medical continues to work through the ethics committee review and approval process at its selected clinical study sites.  Three sites have received ethics committee approval and are in the process of recruiting patients for the study.

“We are beginning to make progress in the U.S.,” commented Kips Bay Medical Founder, Manny Villafaña. “We are very excited that our U.S. surgeons will be able to begin clinical evaluation of our eSVS Mesh and we expect that their work will begin very soon.” Villafaña further stated, “We will continue to work diligently with the FDA to secure approval for additional patient enrollments in the U.S. in a timely manner.”

Financial Results

Net sales increased to $89,000 in the third quarter of 2012 from zero in the third quarter of 2011. Gross profit increased to $52,000 in the third quarter of 2012 from zero in the third quarter of 2011. Net loss in the third quarter of 2012 was $1.4 million, or $0.08 per diluted share, compared to a net loss of $1.2 million, or $0.08 per diluted share, in the third quarter of 2011.  The increase in net sales was caused by increased demand for the Company’s eSVS Mesh in the countries in which the Company is actively selling.  The increase in net loss reflects higher costs associated with product development efforts initiated by the Company to support expanding product labeling for the eSVS Mesh and costs associated with training clinical study sites for the Company’s eMESH I clinical feasibility trial in Europe.

Net sales increased 26.6% to $200,000 for the nine months ended September 29, 2012, from $158,000 for the same period in the prior year.  The Company achieved a gross margin of 56.5% compared to 63.3% for the first nine months of 2012 and 2011, respectively.  The net loss in the first nine months of 2012 was $4.0 million, or $0.25 per diluted share, compared to a net loss of $3.1 million, or $0.20 per diluted share, in the first nine months of 2011.  The overall increase in net sales for the nine months ended September 29, 2012 reflects the increased demand for the eSVS Mesh in the countries in which the Company is actively selling.  The increase in net loss for the current year results from the increased product development and clinical study related costs, as noted above, and the increased costs of compliance with public company regulatory requirements.

Balance Sheet and Cash Flow

Cash, cash equivalents and short-term investments decreased to $5.6 million at September 29, 2012 from $9.2 million at December 31, 2011. Total current assets decreased to $7.0 million at September 29, 2012, from $10.2 million at December 31, 2011. These decreases resulted primarily from the use of cash to fund operations during the first nine months of 2012.

Current liabilities increased from $260,000 as of December 31, 2011 to $427,000 as of September 29, 2012. This increase is primarily attributable to the timing of payments at the end of the quarter and the accrual of costs incurred in the preparation of the Company’s registration statement during the second and third quarters of the current year.

Cash used in operations decreased from $7.3 million in the nine months ended October 1, 2011 to $3.6 million in the nine months ended September 29, 2012. This decrease is primarily attributed to the payment of the first $5.0 million milestone obligation to Medtronic, Inc. in the third quarter of 2011, partially offset by increased operating losses during the first nine months of 2012.

Looking Ahead

The Company expects that sales, general and administrative expenses will remain stable as the Company continues to pursue its sales and marketing activities.  Research and development expenses are expected to grow slightly as clinical study related activities increase.  The Company’s ability to maintain margins will be dependent upon both the pricing negotiated with distributors and future production levels required to support commercial sales and clinical trials.

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its innovative external saphenous vein support technology, or eSVS Mesh for use in coronary artery bypass grafting surgery. The eSVS Mesh is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the interest expressed by leading cardiac centers in the U.S. in participating in the eMESH I study; (ii) the approval process at clinical study sites in Europe and the United States; (iii) the number of patients expected to be enrolled in the eMESH I study, (iv) expectations with regard to the FDA review and approval process for the Company’s eMESH I study, and (v) expectations regarding sales, general and administrative expenses, research and development expenses and margins, are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to, the potential for the FDA’s refusal to grant, or delays in granting, IDE approval; the possibility that clinical study sites in Europe will not grant approval; and other factors detailed from time to time in our SEC filings, including our annual report on Form 10-K filed on March 15, 2012 and subsequent periodic reports. We encourage you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Income (unaudited)

(Dollars in thousands, except share and per share amounts)

	Three Months Ended			Nine Months Ended
	September 29, 2012	October 1, 2011	Percent Change	September 29, 2012	October 1, 2011	Percent Change
Net sales	$89	$—	—	$200	$158	26.6%
Cost of sales	(37)	—	—	(87)	(58)	50.0
Gross profit	52	—	—	113	100	13.0
Operating expenses:
Research and development	676	483	40.0%	1,825	1,304	40.0
Selling, general and administrative	745	711	4.8	2,320	1,952	18.9
Total operating expenses	1,421	1,194	19.0	4,145	3,256	27.3
Other income:
Interest income	4	6	(33.3)	13	15	(13.3)
Net loss	$(1,365)	$(1,188)	14.9%	$(4,019)	$(3,141)	28.0%
Basic and diluted net loss per share	$(0.08)	$(0.08)	—	$(0.25)	$(0.20)	25.0
Weighted average shares outstanding—basic and diluted	16,345,579	15,756,346	3.7	16,310,967	15,366,841	6.1

Comprehensive loss	$(1,364)	$(1,191)	14.5	$(4,016)	$(3,149)	27.5

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(Dollars in thousands, except share and per share amounts)

	September 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,727	$6,211
Short-term investments	2,873	2,957
Accounts receivable, net of allowance for doubtful accounts of $0 and $14 as of September 29, 2012 and December 31, 2011, respectively	54	40
Inventories	950	892
Prepaid expenses and other current assets	356	100
Total current assets	6,960	10,200
Property and equipment, net	450	467
Total assets	$7,410	$10,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$178	$85
Accrued liabilities	245	171
Accrued milestone and royalties	4	4
Total current liabilities	427	260

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 29, 2011 and December 31, 2011, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 16,345,579 and 16,245,579 issued and outstanding as of September 29, 2012 and December 31, 2011, respectively	163	162
Additional paid-in capital	35,182	34,591
Accumulated other comprehensive loss	—	(3)
Retained deficit	(28,362)	(24,343)
Total stockholders’ equity	6,983	10,407
Total liabilities and stockholders’ equity	$7,410	$10,667

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Nine Months Ended
	September 29, 2012	October 1, 2011
Cash flows from operating activities:
Net loss	$(4,019)	$(3,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	82	74
Stock-based compensation	457	310
Amortization of premium on short-term investments	68	87
Other	16	(27)
Changes in operating assets and liabilities:
Accounts receivable	(14)	40
Inventories	(58)	(223)
Prepaid expenses and other current assets	(256)	1,055
Accounts payable	93	(170)
Accrued liabilities	74	(293)
Accrued milestone and royalties	—	(5,005)
Net cash used in operating activities	(3,557)	(7,293)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	4,544	450
Purchases of short-term investments	(4,525)	(6,868)
Purchase of property and equipment	(83)	(111)
Proceeds from the sale of property and equipment	2	—
Net cash used in investing activities	(62)	(6,530)
Cash flows from financing activities:
Proceeds from sale of common stock under common stock purchase agreement, net of related costs of $4	135	—
Proceeds from sale of common stock in IPO, net of related costs of $2,868	—	13,632
Proceeds from the exercise of employee stock options	—	88
Net cash provided by financing activities	135	13,720
Net increase (decrease) in cash and cash equivalents	(3,484)	(103)
Cash and cash equivalents at beginning of period	6,211	3,548
Cash and cash equivalents at end of period	$2,727	$3,445